Exhibit 99.4

Dominion Cove Point, Inc.

Consolidated Financial Statements

Fiscal Year Ended December 31, 2018

with Independent Auditors’ Report

Dominion Cove Point, Inc.

Page Number

Glossary of Terms	3

Independent Auditors’ Report	5

Audited Consolidated Financial Statements

Consolidated Statements of Income for the years ended December 31, 2018, 2017 and 2016	6

Consolidated Statements of Comprehensive Income for the years ended December 31, 2018, 2017 and 2016	7

Consolidated Balance Sheets at December 31, 2018 and 2017	8

Consolidated Statements of Equity at December 31, 2018, 2017 and 2016 and for the years then ended	10

Consolidated Statements of Cash Flows for the years ended December 31, 2018, 2017 and 2016	11

Notes to Consolidated Financial Statements	12

GLOSSARY OF TERMS

The following abbreviations or acronyms used in this document are defined below:

Abbreviation or Acronym	Definition

2005 Agreement	An agreement effective March 1, 2005, which Cove Point entered into with the Sierra Club and the Maryland Conservation Council, Inc.

2017 Tax Reform Act

An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018 (previously known as The Tax Cuts and Jobs Act) enacted on December 22, 2017

Additional Return Distributions	The additional cash distribution equal to 3.0% of Cove Point’s Modified Net Operating Income in excess of $600 million distributed each year

AFUDC	Allowance for funds used during construction

AOCI	Accumulated other comprehensive income (loss)

ARO	Asset retirement obligation

Common Units	Common units representing limited partner interests in Dominion Energy Midstream

Cove Point	Dominion Energy Cove Point LNG, LP

Cove Point Facilities	Collectively, the Liquefaction Project, Cove Point LNG Facility and Cove Point Pipeline

Cove Point Holdings	Cove Point GP Holding Company, LLC

Cove Point LNG Facility	An LNG terminalling and storage facility located on the Chesapeake Bay in Lusby, Maryland owned by Cove Point

Cove Point Pipeline	An approximately 136-mile natural gas pipeline owned by Cove Point that connects the Cove Point LNG Facility to interstate natural gas pipelines

CPCN	Certificate of Public Convenience and Necessity

DCPI

The legal entity, Dominion Cove Point, Inc., one or more of its consolidated subsidiaries (other than Dominion Energy Midstream and Dominion Energy Midstream GP), or the entirety of Dominion Cove Point, Inc. and its consolidated subsidiaries

DECG	Dominion Energy Carolina Gas Transmission, LLC

DECG Acquisition	The acquisition of DECG by Dominion Energy Midstream from Dominion Energy on April 1, 2015

DECG Predecessor	Dominion Energy as the predecessor for accounting purposes for the period from Dominion Energy’s acquisition of DECG from SCANA on January 31, 2015 until the DECG Acquisition

DECGS	Dominion Energy Carolina Gas Services, Inc.

DEQPS	Dominion Energy Questar Pipeline Services, Inc.

DES	Dominion Energy Services, Inc.

Dominion Energy

The legal entity, Dominion Energy, Inc., one or more of its consolidated subsidiaries (other than Dominion Cove Point, Inc. and its subsidiaries) or operating segments, or the entirety of Dominion Energy, Inc. and its consolidated subsidiaries

Dominion Energy Midstream

The legal entity, Dominion Energy Midstream Partners, LP, one or more of its consolidated subsidiaries, Cove Point Holdings, Iroquois GP Holding Company, LLC, DECG (beginning April 1, 2015) and Dominion Energy Questar Pipeline (beginning December 1, 2016), or the entirety of Dominion Energy Midstream Partners, LP and its consolidated subsidiaries

Dominion Energy Midstream GP	Dominion Energy Midstream GP, LLC

Dominion Energy Questar

The legal entity, Dominion Energy Questar Corporation, one or more of its consolidated subsidiaries or operating segment, or the entirety of Dominion Energy Questar Corporation and its consolidated subsidiaries

Dominion Energy Questar Pipeline	The legal entity, Dominion Energy Questar Pipeline, LLC, one or more of its consolidated subsidiaries, or the entirety of Dominion Energy Questar Pipeline, LLC and its consolidated subsidiaries

Dominion Energy Questar Pipeline Acquisition	The acquisition of Dominion Energy Questar Pipeline by Dominion Energy Midstream from Dominion Energy on December 1, 2016

Dominion Energy Questar Pipeline Contribution Agreement	Contribution, Conveyance and Assumption Agreement between Dominion Energy and Dominion Energy Midstream dated October 28, 2016

Dominion Energy Questar Pipeline Predecessor

Dominion Energy as the predecessor for accounting purposes for the period from Dominion Energy’s acquisition of Dominion Energy Questar Pipeline on September 16, 2016 until the Dominion Energy Questar Pipeline Acquisition

Dth	Dekatherms

Eastern Market Access Project

Project to provide 150,000 dekatherms/day of firm transportation service to help meet demand for natural gas for Washington Gas Light Company, a local gas utility serving customers in D.C., Virginia and Maryland

ERISA	Employee Retirement Income Security Act of 1974

Export Customers	ST Cove Point, LLC, a joint venture of Sumitomo Corporation and Tokyo Gas Co., Ltd., and GAIL Global (USA) LNG, LLC

FERC	Federal Energy Regulatory Commission

FERC Order

FERC order issued on September 29, 2014 that granted authorization for Cove Point to construct, modify and operate the Liquefaction Project, subject to conditions, and granted authorization to enhance the Cove Point Pipeline

GAAP	U.S. generally accepted accounting principles

Import Shippers	The three LNG import shippers consisting of BP Energy Company, Shell NA LNG, Inc. and Statoil

IRCA	Intercompany revolving credit agreement

Iroquois	Iroquois Gas Transmission System, L.P.

Liquefaction Project	A natural gas export/liquefaction facility at Cove Point

LNG	Liquefied natural gas

Maryland Commission	Public Service Commission of Maryland

MLP	Master limited partnership, equivalent to publicly traded partnership

Modified Net Operating Income	Cove Point’s Net Operating Income plus any interest expense included in the computation of Net Operating Income

Net Operating Income	Cove Point’s gross revenues from operations minus its interest expense and operating expenses, but excluding depreciation and amortization, as determined for U.S. federal income tax purposes

NGA	Natural Gas Act of 1938, as amended

NGL	Natural gas liquid

Preferred Equity Interest	A perpetual, non-convertible preferred equity interest in Cove Point entitled to the Preferred Return Distributions and the Additional Return Distributions

Preferred Return Distributions	The first $50.0 million of annual cash distributions made by Cove Point

Private Placement Agreement

Series A Preferred Unit and Common Unit Purchase Agreement between Dominion Energy Midstream and purchasers (certain affiliates of Stonepeak Infrastructure Partners, Magnetar Financial LLC, First Reserve Advisors, L.L.C., Kayne Anderson Capital Advisors, L.P. and Tortoise Capital Advisors, LLC) dated October 27, 2016

SCANA	SCANA Corporation

SEC	U.S. Securities and Exchange Commission

SEIF	Maryland Strategic Energy Investments Fund

Series A Preferred Units	Series A convertible preferred units representing limited partner interests in Dominion Energy Midstream, issued in December 2016

Statoil	Statoil Natural Gas, LLC

Storage Customers

The four local distribution companies that receive firm peaking services from Cove Point, consisting of Atlanta Gas Light Company; Public Service Company of North Carolina, Inc. (which became a related- party subsequent to January 1, 2019); Virginia Natural Gas, Inc. and Washington Gas Light Company

VIE	Variable interest entity

White River Hub	White River Hub, LLC

Deloitte & Touche LLP 901 E. Byrd St Suite 820 Richmond, VA 23219 USA www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Dominion Cove Point, Inc.

We have audited the accompanying consolidated financial statements of Dominion Cove Point, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dominion Cove Point, Inc and its subsidiaries as of December 31, 2018, and 2017 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.

September 11, 2019

Dominion Cove Point, Inc.

Consolidated Statements of Income

Year Ended December 31,	2018	2017	2016
(millions)
Operating Revenue(1)	$930.6	$480.2	$441.3

Operating Expenses
Purchased gas and other(1)	17.1	55.1	41.7
Other operations and maintenance:
Affiliated suppliers	82.1	72.7	33.8
Other	118.0	63.2	62.0
Depreciation and amortization	177.4	100.8	56.6
Other taxes	57.1	36.5	30.6
Impairment of assets and other charges	36.6	—	—

Total operating expenses	488.3	328.3	224.7

Income from operations	442.3	151.9	216.6

Earnings from equity method investees	29.7	26.2	23.0
Other income(1)	27.1	7.2	4.2
Interest and related charges (benefits) (1)	104.6	(5.1)	(2.6)

Income from operations including noncontrolling interest before income taxes	394.5	190.4	246.4
Income tax expense	48.1	28.9	79.7

Net income including noncontrolling interest and predecessors	$346.4	$161.5	$166.7

Less: Net income attributable to Dominion Energy Questar Pipeline Predecessor	—	—	5.5

Net income including noncontrolling interest	346.4	161.5	161.2
Less: Net income attributable to noncontrolling interest	117.1	117.7	53.9

Net income attributable to DCPI	$229.3	$43.8	$107.3

(1)	See Note 22 for amounts attributable to related parties.

The accompanying notes are an integral part of DCPI’s Consolidated Financial Statements.

Dominion Cove Point, Inc.

Consolidated Statements of Comprehensive Income

Year Ended December 31,	2018	2017	2016
(millions)
Net income including noncontrolling interest and predecessors	$346.4	$161.5	$166.7
Other comprehensive income (loss):
Net deferred gains (losses) on derivatives-hedging activities, net of $(0.2), $- and $- tax	2.0	0.1	—
Amounts reclassified to net income:
Net derivative (gains) losses-hedging activities, net of $0.1, $(0.2) and $- tax	(0.9)	1.1	—
Changes in other comprehensive income (loss) from equity method investees, net of $0.1, $(0.1) and $0.1 tax	(0.6)	0.3	(0.3)

Other comprehensive income (loss)	0.5	1.5	(0.3)

Comprehensive income including noncontrolling interest and predecessors	346.9	163.0	166.4
Comprehensive income attributable to Dominion Energy Questar Pipeline Predecessor	—	—	5.5
Comprehensive income attributable to noncontrolling interests	117.1	118.7	53.7

Comprehensive income attributable to DCPI	$229.8	$44.3	$107.2

The accompanying notes are an integral part of DCPI’s Consolidated Financial Statements.

Dominion Cove Point, Inc.

Consolidated Balance Sheets

At December 31,	2018	2017
(millions)
ASSETS
Current Assets
Cash and cash equivalents	$96.0	$12.2
Restricted cash	65.0	12.7
Customer and other receivables(1)	119.2	32.1
Affiliated receivables	336.2	8.0
Prepayments	32.7	12.9
Inventories:
Materials and supplies	55.6	30.2
Gas stored	2.5	1.2
Regulatory assets	5.4	14.5
Natural gas imbalances(2)	20.6	10.4
Other	3.8	3.3

Total current assets	737.0	137.5

Investments
Promissory note receivable from Dominion Energy	2,986.0	—
Investment in equity method affiliates	247.9	253.8

Total investments	3,233.9	253.8

Property, Plant and Equipment
Property, plant and equipment	8,215.1	7,961.7
Accumulated depreciation and amortization	(1,263.6)	(1,101.5)

Total property, plant and equipment, net	6,951.5	6,860.2

Deferred Charges and Other Assets
Goodwill	819.2	819.2
Intangible assets, net	58.0	35.1
Regulatory assets	36.1	40.5
Other	6.8	3.6

Total deferred charges and other assets	920.1	898.4

Total assets	$11,842.5	$8,149.9

(1)	See Note 9 for amounts attributable to related parties.
(2)	See Note 22 for amounts attributable to related parties.

The accompanying notes are an integral part of DCPI’s Consolidated Financial Statements.

Dominion Cove Point, Inc.

Consolidated Balance Sheets (continued)

At December 31,	2018	2017
(millions)
LIABILITIES AND EQUITY
Current Liabilities
Securities due within one year	$372.4	$5.0
Accounts payable	26.2	26.5
Payables to affiliates	32.0	115.7
Affiliated current borrowings	2,857.3	2,767.3
Other(1)	145.2	76.6

Total current liabilities	3,433.1	2,991.1

Long-Term Debt	3,412.5	725.7

Deferred Credits and Other Liabilities
Deferred income taxes	590.6	116.6
Regulatory liabilities	234.3	237.4
Other(1)	67.7	82.9

Total deferred credits and other liabilities	892.6	436.9

Total liabilities	7,738.2	4,153.7

Commitments and Contingencies (see Note 20)
Equity
Common stock - no par value(2)	1,564.0	1,164.0
Retained earnings	796.3	719.9
Accumulated other comprehensive income	0.9	0.4

Total common shareholder’s equity	2,361.2	1,884.3

Noncontrolling interests	1,743.1	2,111.9

Total equity	4,104.3	3,996.2

Total liabilities and equity	$11,842.5	$8,149.9

(1)	See Note 22 for amounts attributable to related parties.
(2)	1,000 shares authorized and 100 issued and outstanding at December 31, 2018 and December 31, 2017

The accompanying notes are an integral part of DCPI’s Consolidated Financial Statements.

Dominion Cove Point, Inc.

Consolidated Statements of Equity

			Dominion
			Energy			Total
			Questar		Accumulated
			Pipeline		Other	Common
	Common Stock		Predecessor	Retained	Comprehensive	Shareholder’s	Noncontrolling	Total
	Shares	Amount	Equity	Earnings	Income (Loss)	Equity	Interests	Equity
(millions, except for shares)
December 31, 2015	100	$1,086.0	$—	$579.5	$—	$1,665.5	$829.9	$2,495.4

Net income including noncontrolling interest	—	—	—	107.3	—	107.3	53.9	161.2
Dominion Energy Questar Pipeline Acquisition:
Dominion Energy’s net investment in Dominion Energy Questar Pipeline	—	—	1,019.8	—	—	1,019.8	—	1,019.8
Net Income attributable to Dominion Energy Questar Pipeline Predecessor	—	—	5.5	—	—	5.5	—	5.5
Contribution from Dominion Energy to Dominion Energy Questar Pipeline prior to Dominion Energy Questar Pipeline Acquisition	—	—	1.0	—	—	1.0	—	1.0
Contribution to DEQPS	—	—	(37.0)	—	—	(37.0)	—	(37.0)
Allocation of Dominion Energy Questar Pipeline Predecessor investment	—	989.3	(989.3)	—	—	—	—	—
Settlement of net current and deferred income tax assets	—	282.5	—	—	—	282.5	—	282.5
Consideration provided to Dominion Energy for Questar Pipeline Acquisition	—	(1,290.0)	—	—	—	(1,290.0)	467.3	(822.7)
Sale of Dominion Energy Midstream Common Units, net of offering costs	—	—	—	—	—	—	481.7	481.7
Sale of Dominion Energy Midstream Series A Preferred Units, net of offering costs	—	—	—	—	—	—	490.1	490.1
Purchase of Dominion Energy Midstream Common Units	—	69.3	—	—	—	69.3	(236.6)	(167.3)
Distributions	—	—	—	—	—	—	(35.0)	(35.0)
Equity contributions from Dominion Energy	—	1.6	—	—	—	1.6	10.6	12.2
Other comprehensive income, net of tax	—	—	—	—	(0.1)	(0.1)	(0.2)	(0.3)
Other	—	—	—	—	—	—	0.2	0.2

December 31, 2016	100	$1,138.7	$—	$686.8	$(0.1)	$1,825.4	$2,061.9	$3,887.3

Net income including noncontrolling interests	—	—	—	43.8	—	43.8	117.7	161.5
Sale of Dominion Energy Midstream Common Units, net of offering costs	—	—	—	—	—	—	17.8	17.8
Dividends and Distributions	—	—	—	(10.5)	—	(10.5)	(94.1)	(104.6)
Equity contributions from Dominion Energy	—	25.3	—	—	—	25.3	7.5	32.8
Other comprehensive income, net of tax	—	—	—	—	0.5	0.5	1.0	1.5
Other	—	—	—	(0.2)	—	(0.2)	0.1	(0.1)

December 31, 2017	100	$1,164.0	$—	$719.9	$0.4	$1,884.3	$2,111.9	$3,996.2

Net income including noncontrolling interests	—	—	—	229.3	—	229.3	117.1	346.4
Sale of Dominion Energy Midstream Common Units, net of offering costs	—	—	—	—	—	—	3.8	3.8
Remeasurement of noncontrolling interest in Dominion Energy Midstream	—	375.2	—	—	—	375.2	(375.2)	—
Dividends and Distributions	—	—	—	(153.0)	—	(153.0)	(115.7)	(268.7)
Equity contributions from Dominion Energy	—	25.0	—	—	—	25.0	0.8	25.8
Other comprehensive income, net of tax	—	—	—	—	0.5	0.5	—	0.5
Other	—	(0.2)	—	0.1	—	(0.1)	0.4	0.3

December 31, 2018	100	$1,564.0	$—	$796.3	$0.9	$2,361.2	$1,743.1	$4,104.3

The accompanying notes are an integral part of DCPI’s Consolidated Financial Statements.

Dominion Cove Point, Inc.

Consolidated Statements of Cash Flows

Year Ended December 31,	2018	2017	2016
(millions)
Operating Activities
Net income including noncontrolling interest and predecessors	$346.4	$161.5	$166.7
Adjustments to reconcile net income including noncontrolling interest and predecessors to net cash provided by operating activities:
Depreciation and amortization	177.4	100.8	56.6
Deferred income taxes	471.0	21.8	32.8
Impairment of assets and other charges	36.6	—	—
Other adjustments	4.7	0.3	1.8
Changes in:
Customer and other receivables	(87.1)	13.8	1.5
Affiliated receivables	(328.2)	4.3	5.2
Prepayments	(19.8)	(3.0)	7.0
Inventories	(26.7)	(11.3)	1.7
Accounts payable	4.6	9.9	(3.4)
Payables to affiliates	(83.7)	(8.1)	38.4
Accrued interest, payroll and taxes	7.4	2.4	(10.7)
Customer deposits	51.4	0.1	0.4
Other operating assets and liabilities	7.7	3.5	13.8

Net cash provided by operating activities	561.7	296.0	311.8

Investing Activities
Plant construction and other property additions	(337.7)	(1,037.3)	(1,333.6)
Dominion Energy Questar Pipeline Acquisition	—	—	(819.1)
Loans to Dominion Energy from Cove Point	(2,986.0)	—	—
Advances to Dominion Energy	—	32.4	(5.9)
Other	(4.2)	(3.3)	(3.4)

Net cash used in investing activities	(3,327.9)	(1,008.2)	(2,162.0)

Financing Activities
Issuance of long-term debt	3,250.0	—	300.0
Repayment of long-term debt	(255.0)	—	—
Credit facility borrowings	73.0	—	—
Dominion Energy credit facility borrowings, net	90.0	724.3	1,103.2
Repayment of affiliated long-term debt	—	—	(300.8)
Contributions from Dominion Energy	25.8	32.6	11.6
Dividends and distributions paid to Dominion Energy	(153.7)	(10.5)	—
Net proceeds from sale of Dominion Energy Midstream Common Units	3.8	17.8	481.7
Net proceeds from sale of Dominion Energy Midstream Series A Preferred Units	—	—	490.1
Purchase of Dominion Energy Midstream Common Units from Dominion Energy	—	—	(167.3)
Dominion Energy Midstream distributions	(115.0)	(94.1)	(35.0)
Other	(16.6)	(0.1)	(1.9)

Net cash provided by financing activities	2,902.3	670.0	1,881.6

Increase (decrease) in cash, restricted cash and equivalents	136.1	(42.2)	31.4
Cash, restricted cash and equivalents at beginning of period	24.9	67.1	35.7

Cash, restricted cash and equivalents at end of period	$161.0	$24.9	$67.1

Supplemental Cash Flow Information
Cash paid during the year for:
Interest and related charges, excluding capitalized amounts	$97.4	$16.8	$1.5
Income taxes	0.1	2.7	5.0
Significant noncash investing and financing activities:(1)
Accrued capital expenditures(2)	21.4	30.4	27.5
Equity settlement of net current and deferred income taxes	—	—	282.5
Equity contribution from Dominion Energy to relieve payables to affiliates	—	0.2	1.6
Dominion Energy Questar Pipeline Acquisition through issuance of equity	—	—	467.3
Equity contribution to DEQPS for employee related assets and liabilities	—	—	37.0

(1)	See Note 4 for noncash activities related to the remeasurement of DCPI’s noncontrolling interest in Dominion Energy Midstream.
(2)	Includes $16.8 million and $19.5 million at December 31, 2018 and 2017, respectively, presented within other current liabilities in the Consolidated Balance Sheets.

The accompanying notes are an integral part of DCPI’s Consolidated Financial Statements.

Notes to Consolidated Financial Statements

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

DCPI is a wholly owned subsidiary of Dominion Energy. DCPI owns the general partner, 55.7% of the Common Units in Dominion Energy Midstream and approximately 99% of the common equity interest in Cove Point. As a result, DCPI consolidates Dominion Energy Midstream, which owns the Preferred Equity Interest and non-economic interest in Cove Point, DECG, Dominion Energy Questar Pipeline and a 25.93% noncontrolling interest in Iroquois.

The Preferred Equity Interest is a perpetual, non-convertible preferred equity interest entitled to Preferred Return Distributions so long as Cove Point has sufficient cash and undistributed Net Operating Income (determined on a cumulative basis from the closing of the initial public offering of Common Units of Dominion Energy Midstream) from which to make Preferred Return Distributions. Preferred Return Distributions are made on a quarterly basis and are not cumulative. Until the Liquefaction Project was completed, Cove Point was prohibited from making a distribution on its common equity interests until it has a distribution reserve sufficient to pay two quarters of Preferred Return Distributions. The distribution reserve was fully funded in October 2016, but there can be no assurance that funds will be sufficient for such purpose or that Cove Point will have sufficient cash and undistributed Net Operating Income to permit it to continue to make Preferred Return Distributions. In both November 2017 and February 2018, $12.5 million of the distribution reserve was utilized to fund the quarterly Preferred Return Distributions. The Preferred Equity Interest is also entitled to the Additional Return Distributions.

Cove Point is the owner and operator of the Cove Point LNG Facility, the Cove Point Pipeline and the Liquefaction Project, which commenced commercial operations in April 2018. The Cove Point LNG Facility is an LNG export, import/regasification and storage facility located on the Chesapeake Bay in Lusby, Maryland.

DECG owns and operates nearly 1,500 miles of FERC-regulated open access, transportation-only interstate natural gas pipeline in South Carolina and southeastern Georgia.

Iroquois, a Delaware limited partnership, owns and operates a 416-mile FERC-regulated interstate natural gas transmission pipeline that extends from the Canada-U.S. border through the states of New York and Connecticut.

Dominion Energy Questar Pipeline owns and operates nearly 2,200 miles of interstate natural gas pipelines and 18 transmission and storage compressor stations in the western U.S.

In January 2019, DCPI acquired all outstanding partnership interests in Dominion Energy Midstream not owned by Dominion Energy.

Basis of Presentation

Dominion Energy’s approximate 1% ownership of common equity interest in Cove Point, the public’s Series A Preferred Unit interest and Common Unit’s ownership interest in Dominion Energy Midstream, and Dominion Energy’s Series A Preferred Unit interest and Common Unit’s ownership interest in Dominion Energy Midstream are reflected as noncontrolling interest in DCPI’s Consolidated Financial Statements.

The Dominion Energy Questar Pipeline Acquisition is considered to be a reorganization of entities under common control. As a result, DCPI’s basis in Dominion Energy Questar Pipeline is equal to Dominion Energy’s cost basis in the assets and liabilities of Dominion Energy Questar Pipeline. On December 1, 2016, Dominion Energy Questar Pipeline became a wholly-owned subsidiary of Dominion Energy Midstream and is therefore consolidated by DCPI. The accompanying financial statements and related notes include the historical results and financial position of Dominion Energy Questar Pipeline beginning September 16, 2016, the inception date of common control.

The financial statements for all years presented include costs for certain general, administrative and corporate expenses assigned by DES, DECGS or DEQPS, on the basis of direct and allocated methods in accordance with the services agreements with DES, DECGS and DEQPS. Where costs incurred cannot be determined by specific identification, the costs are allocated based on the proportional level of effort devoted by DES, DECGS or DEQPS resources that is attributable to the entities, determined by reference to number of employees, salaries and wages and other similar measures for the relevant DES, DECGS or DEQPS service. Management believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses are reasonable.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

General

DCPI makes certain estimates and assumptions in preparing its Consolidated Financial Statements in accordance with GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, expenses, and cash flows for the periods presented. Actual results may differ from those estimates.

DCPI’s Consolidated Financial Statements include, after eliminating intercompany transactions and balances, the accounts of their respective majority-owned subsidiaries.

DCPI reports certain contracts and instruments at fair value. See Note 7 for further information on fair value measurements.

Cove Point participates in certain Dominion Energy-sponsored pension and other postretirement benefit plans. See Note 18 for further information on these plans.

Operating Revenue

Operating revenue is recorded on the basis of services rendered, commodities delivered or contracts settled and includes amounts yet to be billed to customers. DCPI is currently generating significant revenue and earnings from annual reservation payments under long-term regasification, firm peaking storage and firm transportation contracts. Straight-fixed-variable rate designs are used to allow for recovery of substantially all fixed costs in demand or reservation charges, thereby reducing the earnings impact of volume changes on gas transportation and storage operations. Customer and affiliated receivables at December 31, 2018 and 2017 included $25.0 million and $33.6 million, respectively, of accrued unbilled revenue based on estimated amounts of services provided but not yet billed to its customers. See Note 22 for amounts related to affiliates.

Cove Point renegotiated certain import-related contracts which resulted in annual payments in the years 2013 through 2016 totaling approximately $50 million. DCPI collects facility charges related to certain of its expansion projects, which are considered to be contract liabilities. These facility charges are amortized to revenue over the term of the related transportation contract once the related projects have been placed into service.

In May 2014, the Financial Accounting Standards Board issued revised accounting guidance for revenue recognition from contracts with customers. DCPI adopted this revised accounting guidance for interim and annual reporting periods beginning January 1, 2018 using the modified retrospective method. There was no cumulative adjustment from adoption of this standard.

As a result of adopting this revised accounting guidance, DCPI recorded offsetting operating revenue and purchased gas and other of $3.8 million in the Consolidated Statements of Income for non-cash consideration for performing processing and fractionation services related to NGLs for the year ended December 31, 2018. No such amounts were recorded during the years ended December 31, 2017 or 2016. In addition, DCPI no longer records offsetting operating revenue and purchased gas and other for fuel retained to offset costs on certain transportation and storage arrangements. Such amounts were $49.8 million and $20.9 million, recorded in the Consolidated Statements of Income, for the years ended December 31, 2017 and 2016, respectively.

The primary types of sales and service activities reported as operating revenue for DCPI, subsequent to the adoption of revised guidance for revenue recognition from contracts with customers, are as follows:

Revenue from Contracts with Customers

•	Regulated gas transportation and storage sales consist primarily of FERC-regulated sales of transmission and storage services;

•	Nonregulated gas transportation and storage sales consist primarily of LNG terminalling services; and

•	Other revenue consists primarily of sales associated with cooling cargos at Cove Point, sales of extracted products and gathering and processing and miscellaneous service revenue.

Other Revenue

•	Other revenue consists primarily of amounts related to the monetization of a bankruptcy claim acquired as part of the DECG Acquisition.

The primary types of sales and service activities reported as operating revenue for DCPI, prior to the adoption of revised guidance for revenue recognition from contracts with customers, were as follows:

•	Regulated gas sales consisted primarily of FERC-regulated natural gas sales;

•	Gas transportation and storage consisted primarily of FERC-regulated sales of storage and transmission services; and

•	Other revenue consisted primarily of sales of purchased gas retained for use in routine operations and LNG cargos and the renegotiated contract payments related to certain import-related contracts.

Transportation and storage contracts are primarily stand-ready service contracts that include fixed reservation and variable usage fees. LNG terminalling services are also stand-ready service contracts, primarily consisting of fixed fees, offset by service credits associated with the start-up phase of the Liquefaction Project. Fixed fees are recognized ratably over the life of the contract as the stand-ready performance obligations are satisfied, while variable usage fees are recognized when DCPI has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the performance obligation completed to date. Substantially all of DCPI’s revenues are derived from performance obligations satisfied over time, rather than recognized at a single point in time. The contract with the customer states the final terms of the sale, including the description, quantity and price of each product or service purchased. Payment for most sales and services varies by contract type, but is typically due within a month of billing.

DCPI typically receives or retains NGLs and natural gas from customers when providing natural gas processing, transportation or storage services. The revised guidance for revenue from contracts with customers requires entities to include the fair value of the noncash consideration in the transaction price. Therefore, subsequent to the adoption of the revised guidance for revenue recognition from contracts with customers, DCPI records the fair value of NGLs received during natural gas processing as service revenue recognized over time, and continues to recognize revenue from the subsequent sale of the NGLs to customers upon delivery. DCPI typically retains natural gas under certain transportation service arrangements that are intended to facilitate performance of the service and allow for natural losses that occur. As the intent of the allowance is to enable fulfillment of the contract rather than to provide compensation for services, the fuel allowance is not included in revenue.

Purchased Gas and Other - Deferred Costs

The difference between purchased gas and other expenses and the related levels of recovery for these expenses in current rates are deferred and matched against recoveries in future periods. The deferral of costs in excess of current period fuel rate recovery is recognized as a regulatory asset, while rate recovery in excess of current period fuel expenses is recognized as a regulatory liability.

Income Taxes

Judgment and the use of estimates are required in developing the provision for income taxes and reporting of tax-related assets and liabilities. The interpretation of tax laws, including the provisions of the 2017 Tax Reform Act, involves uncertainty, since tax authorities may interpret the laws differently. In addition, the states in which we operate may or may not conform to some or all the provisions in the 2017 Tax Reform Act. Ultimate resolution or clarification of income tax matters may result in favorable or unfavorable impacts to net income and cash flows, and adjustments to tax-related assets and liabilities could be material.

A consolidated federal income tax return is filed for Dominion Energy and its subsidiaries, including DCPI. In addition, where applicable, combined income tax returns for Dominion Energy and its subsidiaries are filed in various states; otherwise, separate state income tax returns are filed.

DCPI participates in intercompany tax sharing agreements with Dominion Energy and its subsidiaries. Current income taxes are based on taxable income or loss and credits determined on a separate company basis.

Under the agreements, if a subsidiary incurs a tax loss or earns a credit, recognition of current income tax benefits is limited to refunds of prior year taxes obtained by the carryback of the net operating loss or credit or to the extent the tax loss or credit is absorbed by the taxable income of other Dominion Energy consolidated group members. Otherwise, the net operating loss or credit is carried forward and is recognized as a deferred tax asset until realized.

The 2017 Tax Reform Act included a broad range of tax reform provisions affecting Dominion Energy and its subsidiary DCPI, including changes in corporate tax rates and business deductions. The 2017 Tax Reform Act reduced the corporate income tax rate from 35% to 21% for tax years beginning after December 31, 2017. Deferred tax assets and liabilities are measured at the enacted tax rate expected to apply when temporary differences are realized or settled. Thus, at the date of enactment, deferred taxes were remeasured based upon the new 21% tax rate. The total effect of tax rate changes on federal deferred tax balances was recorded as a component of the income tax provision related to continuing operations for the period in which the law is enacted, even if the assets and liabilities relate to other components of the financial statements. As a partner in Dominion Energy Midstream, a pass-through entity for income tax purposes, which owns and operated regulated utilities, DCPI was required to adjust deferred income tax assets and liabilities for the change in income tax rates. However, as it is probable that the effect of the change in income tax rates will be recovered or refunded in future rates, DCPI recorded a regulatory asset or liability instead of an increase or decrease to deferred income tax expense based on its ownership interest in Dominion Energy Midstream’s regulated subsidiaries.

Accounting for income taxes involves an asset and liability approach. Deferred income tax assets and liabilities are provided, representing future effects on income taxes for temporary differences between the bases of assets and liabilities for financial reporting and tax purposes. Accordingly, deferred taxes are recognized for the future consequences of different treatments used for the reporting of transactions in financial accounting and income tax returns. DCPI establishes a valuation allowance when it is more-likely-than-not that all, or a portion, of a deferred tax asset will not be realized. A regulatory asset is recognized if it is probable that future revenues will be provided for the payment of deferred tax liabilities.

DCPI recognizes positions taken, or expected to be taken, in income tax returns that are more-likely-than-not to be realized, assuming that the position will be examined by tax authorities with full knowledge of all relevant information.

If it is not more-likely-than-not that a tax position, or some portion thereof, will be sustained, the related tax benefits are not recognized in the financial statements. Unrecognized tax benefits may result in an increase in income taxes payable, a reduction of income tax refunds receivable or changes in deferred taxes. Also, when uncertainty about the deductibility of an amount is limited to the timing of such deductibility, the increase in income taxes payable (or reduction in tax refunds receivable) is accompanied by a decrease in deferred tax liabilities. Except when such amounts are presented net with amounts receivable from or amounts prepaid to tax authorities, noncurrent income taxes payable related to unrecognized tax benefits are classified in other deferred credits and other liabilities in the Balance Sheets and current payables are included in other current liabilities in the Balance Sheets.

DCPI recognizes interest on underpayments and overpayments of income taxes in interest expense and other income, respectively. Penalties are also recognized in other income.

DCPI’s interest and penalties were immaterial in 2018, 2017 and 2016.

At December 31, 2018, DCPI’s Balance Sheet included $330.5 million of tax-related receivables from affiliates, representing $330.6 million of federal income taxes receivable and $0.1 million of state income taxes payable.

At December 31, 2017, DCPI’s Balance Sheet included $91.3 million of tax-related payables to affiliates, representing $84.2 million of current federal income taxes payable and $7.1 million of state income taxes payable.

Tax Reform

In December 2017, the staff of the SEC issued guidance which clarifies accounting for income taxes if information is not yet available or complete and provides for up to a one-year measurement period in which to complete the required analyses and accounting. The guidance describes three scenarios associated with a company’s status of accounting for income tax reform: (1) a company is complete with its accounting for certain effects of tax reform, (2) a company is able to determine a reasonable estimate for certain effects of tax reform and records that estimate as a provisional amount, or (3) a company is not able to determine a reasonable estimate and therefore continues to apply accounting for income taxes based on the provisions of the tax laws that were in effect immediately prior to the 2017 Tax Reform Act being enacted. DCPI has accounted for the effects of the 2017 Tax Reform Act, although additional changes could occur as guidance is issued and finalized as described below. In addition, certain states in which the Companies operate may or may not conform to some or all of the provisions of the 2017 Tax Reform Act. Ultimate resolution or clarification of these matters may result in favorable or unfavorable impacts to results of operations and cash flows, and adjustments to tax-related assets and liabilities, and could be material.

In August 2018, the U.S. Department of Treasury issued proposed regulations addressing the availability of federal bonus depreciation for the period beginning after September 27, 2017 through December 31, 2017. The application of these changes decreased Dominion Energy’s net operating loss carryforward utilization on its 2017 tax return. These changes had no impact on DCPI.

In November 2018, the U.S. Department of Treasury issued proposed regulations defining interest as any amounts associated with the time value of money or use of funds. These proposed regulations provide guidance for purposes of the exception to the interest limitation for regulated public utilities, the application of the interest limitation to consolidated groups, such as Dominion Energy, which includes DCPI. It is unclear when the guidance may be finalized, or whether that guidance could result in a disallowance of a portion of the Dominion Energy’s interest deductions in the future, which could be allocated to DCPI under these proposed regulations.

Cash, Restricted Cash and Equivalents

Cash, restricted cash and equivalents include cash on hand, cash in banks and temporary investments purchased with an original maturity of three months or less. Current banking arrangements generally do not require checks to be funded until they are presented for payment. At December 31, 2018 and 2017, accounts payable included $2.1 million and $0.9 million, respectively, of checks outstanding but not yet presented for payment.

DCPI holds restricted cash balances that primarily consist of amounts held for certain customer deposits as allowed under FERC gas tariffs and a distribution reserve. In October 2016, Cove Point fully funded a distribution reserve of $25.0 million, sufficient to pay two quarters of Preferred Return Distributions. The distribution reserve was fully utilized to fund the quarterly Preferred Return Distributions paid in November 2017 and February 2018. The following table provides a reconciliation of the total cash, restricted cash and equivalents reported within DCPI’s Consolidated Balance Sheets to the corresponding amounts reported within DCPI’s Consolidated Statements of Cash Flows:

	Cash, Restricted Cash and Equivalents at End/Beginning of Period
	December 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015
(millions)
Cash and cash equivalents	$96.0	$12.2	$41.9	$35.7
Restricted cash and equivalents	65.0	12.7	25.2	—

Cash, restricted cash and equivalents shown in the Consolidated Statements of Cash Flows	$161.0	$24.9	$67.1	$35.7

Derivative Instruments

Effective March 2017, DCPI uses derivative instruments such as swaps to manage interest rate risks of its business operations. All derivatives, except those for which an exception applies, are required to be reported in the Consolidated Balance Sheets at fair value. Derivative contracts representing unrealized gain positions are reported as derivative assets. Derivative contracts representing unrealized losses are reported as derivative liabilities. DCPI does not offset amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral against amounts recognized for derivative instruments executed with the same counterparty under the same master netting arrangement. DCPI had no margin assets or liabilities associated with cash collateral at December 31, 2018 or 2017. See Note 8 for further information about derivatives.

Derivative Instruments Designated as Hedging Instruments

In accordance with accounting guidance pertaining to derivatives and hedge accounting, DCPI has designated all of its derivative instruments as cash flow hedges for accounting purposes. The cash flows from the cash flow hedge derivatives and from the related hedged items are classified in operating cash flows.

DCPI uses interest rate swaps to hedge its exposure to the variability of cash flows as a result of the variable interest rates on long-term debt. Changes in the fair value of the derivatives are reported in AOCI. Any derivative gains or losses reported in AOCI are reclassified to earnings when the forecasted item is included in earnings, or earlier, if it becomes probable that the forecasted transaction will not occur. Hedge accounting is discontinued if the occurrence of the forecasted transaction is no longer probable.

Investment in Equity Method Affiliates

Investments in affiliates where DCPI exercises significant influence over the operating activities of the entity, but does not control the entity, are accounted for using the equity method. Such investments are included in investment in equity method affiliates in the Consolidated Balance Sheets. DCPI records equity method adjustments in earnings from equity method affiliates in the Consolidated Statements of Income, including its proportionate share of investee income or loss and other adjustments required by the equity method.

DCPI classifies distributions from equity method investees as either cash flows from operating activities or cash flows from investing activities in the Consolidated Statements of Cash Flows according to the nature of the distribution. Distributions received are classified on the basis of the nature of the activity of the investees that generated the distribution as either a return on investment (classified as cash flows from operating activities) or a return of an investment (classified as cash flows from investing activities) when such information is available to DCPI.

DCPI periodically evaluates its equity method investments to determine whether a decline in fair value should be considered other-than-temporary. If a decline in fair value of an investment is determined to be other-than-temporary, the investment is written down to its fair value at the end of the reporting period.

Property, Plant and Equipment

Property, plant and equipment, including additions and replacements is recorded at original cost, consisting of labor and materials and other costs such as asset retirement costs, capitalized interest and, for certain operations subject to cost-of-service rate regulation, AFUDC and overhead costs. The cost of repairs and maintenance, including minor additions and replacements, is charged to expense as it is incurred.

In 2018, 2017 and 2016, DCPI capitalized interest costs and AFUDC of $54.0 million, $129.1 million and $62.5 million, respectively, to property, plant and equipment.

For property subject to cost-of-service rate regulation, the undepreciated cost of such property, less salvage value, is generally charged to accumulated depreciation at retirement. Cost of removal collections not representing AROs are recorded as regulatory liabilities. For property that is not subject to cost-of-service rate regulation, cost of removal not associated with AROs is charged to expense as incurred. DCPI also records gains and losses upon retirement based upon the difference between the proceeds received, if any, and the property’s net book value at the retirement date.

Depreciation of property, plant and equipment is computed on the straight-line method based on projected service lives. Depreciation rates on utility property, plant and equipment are as follows:

Year Ended December 31,	2018	2017	2016
(percent)
Storage	2.32	2.52	2.41
Transmission	2.82	2.89	2.93
Gas gathering and processing	6.25	5.06	5.04
General and other	4.91	6.32	8.05

DCPI’s nonutility property, plant and equipment is depreciated using the straight-line method over an estimated useful life of 40 years.

In connection with its rate case filing in November 2016, Cove Point revised its depreciation rates effective January 2017, which resulted in an increase of $3.0 million to depreciation expense in 2017. Upon the approval of the rate case settlement agreement by FERC in 2017, depreciation rates were revised effective October 2017 reflecting a decrease of $3.0 million annually compared to the rates in effect through December 1, 2016. In 2017, this resulted in a $1.0 million decrease to depreciation expense in the Consolidated Statements of Income.

Long-Lived and Intangible Assets

DCPI performs an evaluation for impairment whenever events or changes in circumstances indicate that the carrying amount of long-lived assets or intangible assets with finite lives may not be recoverable. A long-lived or intangible asset is written down to fair value if the sum of its expected future undiscounted cash flows is less than its carrying amount. Intangible assets with finite lives are amortized over their estimated useful lives.

Regulatory Assets and Liabilities

For regulated businesses subject to FERC cost-of-service rate regulation, regulatory practices that assign costs to accounting periods may differ from accounting methods generally applied by nonregulated companies. When it is probable that FERC will permit the recovery of current costs through future rates charged to customers, these costs that otherwise would be expensed by nonregulated companies, are deferred as regulatory assets. Likewise, regulatory liabilities are recognized when it is probable that FERC will require customer refunds through future rates or when revenue is collected from customers for expenditures that have yet to be incurred. Generally, regulatory assets and liabilities are amortized into income over the period authorized by FERC.

DCPI evaluates whether or not recovery of its regulatory assets through future rates is probable and makes various assumptions in its analyses. The expectations of future recovery are generally based on orders issued by FERC, legislation or historical experience, as well as discussions with FERC and legal counsel. If recovery of a regulatory asset is determined to be less than probable, it will be written off in the period such assessment is made.

Inventories

Materials and supplies and gas stored are valued primarily using the weighted-average cost method.

Natural Gas Imbalances

Natural gas imbalances occur when the physical amount of natural gas delivered from, or received by, a pipeline system or storage facility differs from the contractual amount of natural gas delivered or received. DCPI values these imbalances due to, or from, shippers and operators at an appropriate index price at period end, subject to the terms of the tariff for each regulated entity. Imbalances are settled in-kind and in cash. Imbalances due to DCPI from other parties are reported as current assets and imbalances that DCPI owes to other parties are reported within other current liabilities in the Consolidated Balance Sheets.

Debt Issuance Costs

DCPI defers and amortizes debt issuance costs over the expected lives of the respective debt issues, considering maturity dates and, if applicable, redemption rights held by others. Deferred debt issuance costs are recorded as a reduction of long-term debt in the Consolidated Balance Sheets. Amortization of the issuance costs is reported as interest expense. Unamortized costs associated with the redemptions of debt securities prior to stated maturity dates are generally recognized and recorded in interest expense immediately. As permitted by regulatory authorities, gains or losses resulting from the refinancing of debt allocable to utility operations subject to cost-based rate regulation are deferred and amortized over the lives of the new issuances.

Goodwill

DCPI evaluates goodwill for impairment annually as of April 1 and whenever an event occurs or circumstances change in the interim that would more-likely-than-not reduce the fair value of a reporting unit below its carrying value. For the years ending, December 31, 2018 and 2017, there were no events affecting goodwill and no accumulated impairment losses have been recorded.

Asset Retirement Obligations

DCPI recognizes AROs at fair value as incurred or when sufficient information becomes available to determine a reasonable estimate of the fair value of future retirement activities to be performed, for which a legal obligation exists. These amounts are generally capitalized as costs of the related tangible long-lived assets. Since relevant market information is not available, fair value is estimated using discounted cash flow analyses. Quarterly, DCPI assesses its AROs to determine if circumstances indicate that estimates of the amounts or timing of future cash flows associated with retirement activities have changed. AROs are adjusted when significant changes in the amounts or timing of future cash flows are identified. DCPI reports accretion of AROs and depreciation on asset retirement costs associated with its natural gas pipeline assets as an adjustment to the related regulatory liabilities when revenue is recoverable from customers for AROs.

NOTE 3. ACQUISITION

Dominion Energy Questar Pipeline

In October 2016, Dominion Energy Midstream, following approval by the Conflicts Committee of Dominion Energy Midstream GP, entered into the Dominion Energy Questar Pipeline Contribution Agreement to acquire Dominion Energy Questar Pipeline from Dominion Energy. Upon closing of the agreement on December 1, 2016, Dominion Energy Midstream became the owner of all of the issued and outstanding membership interests of Dominion Energy Questar Pipeline in exchange for consideration consisting of: (1) Common Units with a value of $167.3 million (2) Series A Preferred Units with a value of $300.0 million and (3) a cash payment of $822.7 million, $300.0 million of which was treated as a debt-financed distribution, for total consideration of $1.29 billion. In addition, Dominion Energy Questar Pipeline’s debt of $435.0 million remained outstanding.

To facilitate the financing of the acquisition of Dominion Energy Questar Pipeline, Dominion Energy Midstream completed a public issuance of Common Units, resulting in proceeds of $347.6 million, net of offering costs of $12.6 million, in November 2016. In addition, in December 2016, Dominion Energy Midstream completed the private placement of Common Units with a value of $137.5 million and Series A Preferred Units with a value of $500.0 million. Also, in December 2016, Dominion Energy Midstream entered into a $300.0 million three-year term loan agreement, which bears interest at a variable rate. Offering expenses associated with the private placement of Common Units ($3.1 million) and Series A Preferred Units ($9.9 million) and the term loan agreement ($1.5 million) were funded through a draw on the existing revolving credit facility with Dominion Energy. As a condition to closing under the Dominion Energy Questar Pipeline Contribution Agreement, Dominion Energy Midstream repaid the outstanding $300.8 million senior unsecured promissory note payable to Dominion Energy and repurchased Common Units from Dominion Energy for $167.3 million in December 2016.

In connection with the acquisition of Dominion Energy Questar Pipeline, transaction and transition costs of $6.2 million and $2.0 million incurred by DCPI were expensed to operations and maintenance expense in the Consolidated Statements of Income for the years ended December 31, 2017 and 2016, respectively. Dominion Energy did not seek reimbursement for $0.2 million and $1.6 million for the years ended December 31, 2017 and 2016, respectively, of such costs and accordingly, DCPI recognized an equity contribution.

NOTE 4. EQUITY

Purchase of Dominion Energy Midstream Units

In 2016, as a condition to closing under the Dominion Energy Questar Pipeline Contribution Agreement, Dominion Energy Midstream purchased Common Units from Dominion Energy for $167.3 million.

In January 2019, Dominion Energy provided 22.5 million shares of common stock valued at $1.6 billion to DCPI to acquire all outstanding partnership interests of Dominion Energy Midstream not owned by Dominion Energy. Immediately prior to the closing of DCPI’s acquisition of the outstanding interest in Dominion Energy Midstream noted above, each Series A Preferred Unit was converted into Common Units in accordance with the terms of Dominion Energy Midstream’s partnership agreement. The merger was accounted for by DCPI following the guidance for a change in a parent company’s ownership interest in a consolidated subsidiary. Because DCPI controls Dominion Energy Midstream both before and after the merger, the changes in DCPI’s ownership interest in Dominion Energy Midstream were accounted for as an equity transaction and no gain or loss will be recognized. The tax effect of the merger will be presented in common stock.

Sale of Dominion Energy Midstream Units

In 2016, Dominion Energy Midstream received $481.7 million of proceeds from the issuance of Common Units and $490.1 million of proceeds from the issuance of Series A Preferred Units. These transactions were reflected as noncontrolling interest. The net proceeds were primarily used to finance a portion of the acquisition of Dominion Energy Questar Pipeline from Dominion Energy. See Note 3 for more information.

In 2018 and 2017, Dominion Energy Midstream received proceeds of $3.8 million and $17.8 million, respectively, of proceeds, net of offering costs, from the issuance of Common Units to the public through its at-the-market program and was reflected as noncontrolling interest.

In June 2018, DCPI, as general partner, exercised an incentive distribution right reset as defined in Dominion Energy Midstream’s partnership agreement and received Common Units. As a result of the increase in its ownership interest, DCPI recorded a decrease in noncontrolling interest, and a corresponding increase in shareholders’ equity of $375.2 million reflecting the change in the carrying value of the interest in net assets of Dominion Energy Midstream held by others.

NOTE 5. OPERATING REVENUE

DCPI’s operating revenue, subsequent to the adoption of revised guidance for revenue recognition from contracts with customers, consists of the following:

Year Ended December 31,	2018
(millions)
Regulated gas transportation and storage sales(1)	$468.2
Nonregulated gas transportation and storage sales	441.7
Other revenue(1)	17.6

Total operating revenue from contracts with customers	927.5

Other revenue(1)	3.1

Total operating revenue	$930.6

(1)	See Note 22 for amounts attributable to affiliates.

Contract liabilities represent an entity’s obligation to transfer goods or services to a customer for which the entity has received consideration, or the amount that is due, from the customer. At December 31, 2018 and 2017, DCPI’s contract liability balances were $20.3 million and $15.7 million, respectively, presented in other current liabilities and other deferred credits and other liabilities in DCPI’s Consolidated Balance Sheets. During the year ended December 31, 2018, $2.5 million of revenue was recognized from the beginning contract liability balance as DCPI fulfilled its obligations to provide service to its customers.

DCPI’s operating revenue, prior to the adoption of revised guidance for revenue recognition from contracts with customers, consisted of the following:

Year Ended December 31,	2017	2016
(millions)
Gas transportation and storage	$461.5	$400.2
Regulated gas sales	4.6	6.4
Other	14.1	34.7

Total operating revenue	$480.2	$441.3

NOTE 6. INCOME TAXES

The 2017 Tax Reform Act includes a broad range of tax reform provisions affecting DCPI as discussed in Note 2. The 2017 Act Reform Act reduced the corporate income tax rate from 35% to 21% for tax years beginning after December 31, 2017. At the date of enactment, federal deferred tax assets and liabilities were remeasured based upon the enacted 21% tax rate expected to apply when temporary differences are to be realized and settled. The specific provisions related to regulated public utilities in the 2017 Tax Reform Act generally allow for the continued deductibility of interest expense, changes the tax depreciation of certain property acquired after September 27, 2017, and continues certain rate normalization requirements for accelerated depreciation benefits.

As indicated in Note 2, DCPI’s operations, including accounting for income taxes are subject to regulatory treatment. Reductions in accumulated deferred income tax balances due to the reduction in the corporate income tax rates to 21% under the provisions of the 2017 Tax Reform Act may result in amounts previously collected from utility customers for these deferred taxes to be refundable to such customers, generally through reductions in future rates. The 2017 Tax Reform Act includes provisions that stipulate how these excess deferred taxes are to be passed back to customers for certain accelerated tax depreciation benefits. Potential refunds of other deferred taxes will be determined by DCPI’s regulators. See Note 12 for more information.

Details of DCPI’s income tax expense and deferred income taxes are provided in the following tables. The components of income tax expense were as follows:

Year Ended December 31,	2018	2017	2016
(millions)
Current:
Federal	$(414.5)	$4.6	$34.7
State	(8.4)	2.5	12.2

Total current expense	(422.9)	7.1	46.9

Deferred:
2017 Tax Reform Act impact	5.5	3.5	—
Federal	477.9	21.8	32.7
State	(12.4)	(3.5)	0.1

Total deferred expense	471.0	21.8	32.8

Total income tax expense	$48.1	$28.9	$79.7

The difference between the statutory federal income tax rate and DCPI’s effective income tax rate is explained as follows:

Year Ended December 31,	2018	2017	2016
(millions)
Federal income taxes statutory rate	21.0%	35.0%	35.0%
Increases (reductions) resulting from:
Absence of taxes on noncontrolling interest	(6.2)	(21.6)	(7.7)
State taxes, net of federal benefit	(0.1)	1.9	3.4
Legislative change - federal	1.4	1.9	—
Legislative change - state	(4.1)	(2.3)	(0.2)
Other, net	0.2	0.3	1.7

Effective income tax rate	12.2%	15.2%	32.2%

The 2017 Tax Reform Act reduced the statutory federal income tax rate to 21% beginning in January 2018. Accordingly, current income taxes, and deferred income taxes that originate in 2018, are being recorded at the new 21% rate. Deferred taxes will reverse at the weighted average rate used to originate the deferred tax liability, which in some cases will be 35%. DCPI has recorded an estimate of the portion of excess deferred income tax amortization expected to occur in 2018. The reversal of these excess deferred income taxes will impact the effective tax rate, and may ultimately impact rates charged to customers.

In 2017, DCPI’s effective tax rate reflects the net detriment of remeasuring deferred taxes resulting from the lower corporate income tax rate promulgated by the 2017 Tax Reform Act.

Significant components of DCPI’s deferred income taxes were as follows:

Year Ended December 31,	2018	2017
(millions)
Deferred income taxes:
Total deferred income tax assets	$31.0	$25.5
Total deferred income tax liabilities	621.6	142.1

Total deferred income tax liabilities	$590.6	$116.6

Total deferred income taxes:
Partnership basis differences	$579.4	$122.2
Excess deferred income taxes	(21.6)	(22.3)
Property, plant and equipment	24.3	1.9
Deferred state income taxes	11.0	19.8
Federal benefit of state income taxes	(2.0)	(3.9)
Loss and credit carryforwards	(0.2)	(0.6)
Other	(0.3)	(0.5)

Total net deferred income tax liabilities	$590.6	$116.6

The most significant impact reflected for the 2017 Tax Reform Act is the adjustment of the net accumulated deferred income tax liability for the reduction in the corporate income tax rate to 21%. In addition to amounts recognized in deferred income tax expense, the impacts of the 2017 Tax Reform Act decreased the accumulated deferred income tax liability by $80.1 million at December 31, 2017. The December 31, 2017 balance sheet reflects the impact of the 2017 Tax Reform Act on DCPI’s regulatory liabilities which increased regulatory liabilities by $106.3 million, and a related deferred tax asset of $26.2 million. This adjustment had no impact on our 2017 cash flows.

At December 31, 2018, DCPI had the following deductible loss carryforwards:

	Deductible	Deferred Tax	Valuation	Expiration
(millions)	Amount	Asset	Allowance	Period
Federal losses	$0.8	$0.2	$—	2034
Other federal credits	—	—	—	2035

Total	$0.8	$0.2	$—

A reconciliation of DCPI’s unrecognized tax benefits follows:

Year Ended December 31,	2018	2017	2016
(millions)
Balance at January 1	$2.2	$2.1	$2.1
Increases - prior period positions	—	0.1	—
Decreases - prior period positions	—	—	—
Increases - current period positions	—	—	—
Settlements with tax authorities	(0.1)	—	—
Expiration of statutes of limitations	—	—	—

Balance at December 31	$2.1	$2.2	$2.1

It is reasonably possible these unrecognized tax benefits could decrease by $0.5 million within the next 12 months. All of the unrecognized tax benefits, if recognized, would impact the effective tax rate.

The 2018 federal income tax return has not been filed. The earliest tax year remaining open for examination in Maryland, South Carolina and Utah, the primary states in which DCPI operates, is 2015.

NOTE 7. FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date. However, the use of a mid-market pricing convention (the mid-point between bid and ask prices) is permitted. Fair values are based on assumptions that market participants would use when pricing an asset or liability, including assumptions about risk and the risks inherent in valuation techniques and the inputs to valuations. This includes not only the credit standing of counterparties involved and the impact of credit enhancements but also the impact of DCPI’s own nonperformance risk on its liabilities. Fair value measurements assume that the transaction occurs in the principal market for the asset or liability (the market with the most volume and activity for the asset or liability from the perspective of the reporting entity), or in the absence of a principal market, the most advantageous market for the asset or liability (the market in which the reporting entity would be able to maximize the amount received or minimize the amount paid). DCPI applies fair value measurements to assets and liabilities associated with interest rate derivative instruments in accordance with the requirements discussed above. Credit adjustments are not considered material to the interest rate derivative fair values.

Inputs and Assumptions

Fair value is based on actively-quoted market prices, if available. In the absence of actively-quoted market prices, price information is sought from external sources, including industry publications. When evaluating pricing information provided, DCPI considers the ability to transact at the quoted price, i.e. if the quotes are based on an active market or an inactive market and to the extent that pricing models are used, if pricing is not readily available. If pricing information from external sources is not available, or if DCPI believes that observable pricing is not indicative of fair value, judgment is required to develop the estimates of fair value. In those cases the unobservable inputs are developed and substantiated using historical information, available market data, third-party data, and statistical analysis. Periodically, inputs to valuation models are reviewed and revised as needed, based on historical information, updated market data, market liquidity and relationships, and change in third-party sources.

The inputs and assumptions used in measuring fair value for interest rate derivative contracts include the following:

•	Interest rate curves

•	Credit quality of counterparties and DCPI

•	Notional value

•	Credit enhancements

•	Time value

Levels

DCPI also utilizes the following fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•	Level 1-Quoted prices (unadjusted) in active markets for identical assets and liabilities that it has the ability to access at the measurement date.

•

Level 2-Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived from observable market data by correlation or other means. Instruments categorized in Level 2 include interest rate swaps.

•	Level 3-Unobservable inputs for the asset or liability, including situations where there is little, if any, market activity for the asset or liability.

The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. In these cases, the lowest level input that is significant to a fair value measurement in its entirety determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to the fair value measurement in its entirety requires judgment, considering factors specific to the asset or liability.

Recurring Fair Value Measurements

Fair value measurements are separately disclosed by level within the fair value hierarchy. The following table presents DCPI’s assets that are measured at fair value on a recurring basis for each hierarchy level, including both current and noncurrent portions.

	Level 1	Level 2	Level 3	Total
(millions)
At December 31, 2018
Assets
Interest rate derivatives	$—	$2.5	$—	$2.5

Total assets	$—	$2.5	$—	$2.5

At December 31, 2017
Assets
Interest rate derivatives	$—	$1.4	$—	$1.4

Total assets	$—	$1.4	$—	$1.4

Fair Value of Financial Instruments

Substantially all of DCPI’s financial instruments are recorded at fair value, with the exception of the instruments described below, which are reported at historical cost. Estimated fair values have been determined using available market information and valuation methodologies considered appropriate by management. The carrying amount of cash and cash equivalents, restricted cash and equivalents, customer and other receivables, affiliated receivables, accounts payable, payables to affiliates and affiliated current borrowings are representative of fair value because of the short-term nature of these instruments. For DCPI’s financial instruments that are not recorded at fair value, the carrying amounts and estimated fair values are as follows:

	December 31, 2018		December 31, 2017
	Carrying	Estimated Fair	Carrying	Estimated Fair
	Amount	Value(1)	Amount	Value(1)
(millions)
Promissory note receivable from Dominion Energy	$2,986.0	$2,981.7	$—	$—
Long-term debt, including securities due within one year(2)	3,784.9	3,803.1	730.7	760.7

(1)

Fair value is estimated using market prices, where available, and interest rates currently available for issuances of notes receivable and debt with similar terms and remaining maturities. All fair value measurements are classified as Level 2. The carrying amount of debt issues with short-term maturities and variable rates refinanced at current market rates is a reasonable estimate of their fair value.

(2)	Carrying amount includes amounts which represent the unamortized debt issuance costs, discount or premium.

NOTE 8. DERIVATIVES AND HEDGE ACCOUNTING ACTIVITIES

See Note 2 for DCPI’s accounting policies, objectives, and strategies for using derivative instruments. See Note 7 for further information about fair value measurements and associated valuation methods for derivatives.

Derivative assets and liabilities are presented gross on DCPI’s Consolidated Balance Sheets. DCPI’s derivative contracts include over-the-counter transactions. Over-the-counter contracts are bilateral contracts that are transacted directly with a third party. Certain over-the-counter contracts contain contractual rights of setoff through master netting arrangements, derivative clearing agreements, and contract default provisions. In addition, the contracts are subject to conditional rights of setoff through counterparty nonperformance, insolvency, or other conditions.

Balance Sheet Presentation

The table below presents DCPI’s derivative asset balance by type of financial instrument, if the gross amounts recognized in its Consolidated Balance Sheets were netted with derivative instruments and cash collateral received:

	Gross Assets Presented in the Consolidated	December 31, 2018 Gross Amounts Not Offset in the Consolidated Balance Sheet			Gross Assets Presented in the Consolidated	December 31, 2017 Gross Amounts Not Offset in the Consolidated Balance Sheet
	Balance Sheet	Financial Instruments	Cash Collateral Received	Net Amounts	Balance Sheet	Financial Instruments	Cash Collateral Received	Net Amounts
(millions)
Interest rate contracts:
Over-the-counter	$2.5	$—	$—	$2.5	$1.4	$—	$—	$1.4

Total	$2.5	$—	$—	$2.5	$1.4	$—	$—	$1.4

Volumes

The following table presents the volume of DCPI’s derivative activity at December 31, 2018. These volumes are based on open derivative positions and represent the combined absolute value of their long and short positions, except in the case of offsetting transactions, for which they represent the absolute value of the net volume of their long and short positions.

	Current	Noncurrent
Interest rate(1)	$300,000,000	$—

(1)	Maturity is determined based on final settlement period.

Ineffectiveness and AOCI

For the years ended December 31, 2018, 2017 and 2016, there were no gains or losses on hedging instruments determined to be ineffective.

The following table presents selected information related to gains on cash flow hedges included in AOCI in DCPI’s Consolidated Balance Sheet at December 31, 2018:

		Amounts Expected
		to be Reclassified
		to Earnings
		During the	Maximum
	AOCI	Next 12 Months	Term
(millions)
Interest rate	$2.5	$2.5	11 months

Total	$2.5	$2.5

The amounts that will be reclassified from AOCI to earnings will generally be offset by the recognition of the hedged transactions (e.g., interest payments) in earnings, thereby achieving the realization of prices contemplated by the underlying risk management strategies and will vary from the expected amounts presented above as a result of changes in interest rates.

Fair Value and Gains and Losses on Derivative Instruments

The following table presents the fair values of DCPI’s derivatives and where they are presented in its Consolidated Balance Sheets.

	Fair Value – Derivatives under Hedge Accounting	Total Fair Value
(millions)
December 31, 2018
ASSETS
Current Assets
Interest rate	$2.5	$2.5

Total current derivative assets(1)	2.5	2.5

Total derivative assets	$2.5	$2.5

December 31, 2017
ASSETS
Current Assets
Interest rate	$0.1	$0.1

Total current derivative assets(1)	0.1	0.1

Noncurrent Assets
Interest rate	1.3	1.3

Total noncurrent derivative assets(2)	1.3	1.3

Total derivative assets	$1.4	$1.4

(1)	Current derivative assets are presented in other current assets in DCPI’s Consolidated Balance Sheets.
(2)	Noncurrent derivative assets are presented in other deferred charges and other assets in DCPI’s Consolidated Balance Sheets.

The following table presents the gains and losses on DCPI’s derivatives, as well as where the associated activity is presented in its Consolidated Balance Sheets and Statements of Income. DCPI did not have any derivatives during 2016.

Derivatives in Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in AOCI on Derivatives (Effective Portion)(1)	Amount of Gain (Loss) Reclassified From AOCI to Income
(millions)
Year Ended December 31, 2018
Derivative type and location of gains (losses):
Interest rate(3)	$2.2	$1.0

Total	$2.2	$1.0

Year Ended December 31, 2017
Derivative type and location of gains (losses):
Interest rate(3)	$0.1	$(1.3)

Total	$0.1	$(1.3)

(1)	Amounts deferred into AOCI have no associated effect in DCPI’s Consolidated Statements of Income.
(2)

Represents net derivative activity deferred into and amortized out of regulatory assets/liabilities. Amounts deferred into regulatory assets/liabilities have no associated effect in DCPI’s Consolidated Statements of Income.

(3)	Amounts recorded in DCPI’s Consolidated Statements of Income are classified in interest and related charges.

NOTE 9. EQUITY METHOD INVESTMENTS

DCPI uses the equity method to account for its 25.93% noncontrolling partnership interest in Iroquois and its 50% noncontrolling partnership interest in White River Hub. White River Hub is a FERC-regulated transporter of natural gas with facilities that connect with six interstate pipeline systems and a major processing plant in Colorado. The table below summarizes distributions received and income earned from DCPI’s equity method investees for the years ended December 31, 2018, 2017 and 2016 and the carrying amount of the investments at December 31, 2018 and 2017.

Year Ended December 31,	2018			2017		2016
	Iroquois	White River Hub		Iroquois	White River Hub	Iroquois	White River Hub
(millions)
Distributions received	$29.6	$5.3	(1)	$26.1	$4.5	$23.3	$1.8
Income from equity method investees	25.7	4.0		22.6	3.6	21.9	1.1
Carrying amount of investment	211.0	36.9		215.6	38.2
Excess of investment over DCPI’s share of underlying equity in net assets(2)	122.9	16.1		122.9	16.1

(1)	Includes $0.4 million of accrued distributions at December 31, 2018, presented in customer and other receivables in the Consolidated Balance Sheets.
(2)

The difference between the carrying value of DCPI’s equity method investments and its share in the underlying equity of its share in net assets reflects equity method goodwill and is not being amortized.

Summarized financial information provided to us by Iroquois for 100% of Iroquois at December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 is presented below.

	At December 31, 2018	At December 31, 2017
(in millions)
Current assets	$112.4	$122.0
Noncurrent assets	588.4	598.9
Current liabilities	165.3	21.4
Noncurrent liabilities	192.6	333.8

	Year Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016
(in millions)
Revenues	$193.8	$193.5	$195.2
Operating income	107.8	110.0	102.9
Net income	93.8	92.6	86.1

Summarized financial information provided to us by White River Hub for 100% of White River Hub at December 31, 2018 and 2017, for the years ended December 31, 2018, 2017, and for the period from September 16, 2016, the inception date of common control for Dominion Energy Questar Pipeline as described in Note 3, through December 31, 2016 is presented below.

	At December 31, 2018	At December 31, 2017
(in millions)
Current assets	$3.3	$2.9
Noncurrent assets	40.5	42.2
Current liabilities	2.0	0.7
Noncurrent liabilities	—	0.2

	Year Ended	Year Ended	Period Ended
	December 31, 2018	December 31, 2017	December 31, 2016
(in millions)
Revenues	$11.8	$10.1	$2.8
Operating income	8.0	7.4	2.2
Net income	8.1	7.4	2.0

NOTE 10. PROPERTY, PLANT AND EQUIPMENT

Major classes of property, plant and equipment and their respective balances for DCPI are as follows:

At December 31,	2018	2017
(millions)
Utility:
Storage	$1,227.1	$1,197.7
Transmission	2,517.8	2,270.0
Gas gathering and processing	17.7	17.7
General and other	85.3	85.4
Plant under construction	147.5	4,390.3

Total utility	3,995.4	7,961.1

Nonutility:
LNG facility	3,976.8	—
Other-including plant under construction	242.9	0.6

Total nonutility	4,219.7	0.6

Total property, plant, and equipment	$8,215.1	$7,961.7

NOTE 11. INTANGIBLE ASSETS

DCPI’s other intangible assets are subject to amortization over their estimated useful lives. DCPI’s amortization expense for intangible assets was $2.8 million, $2.2 million and $2.2 million in 2018, 2017 and 2016, respectively. In 2018, intangible assets increased $25.7 million, primarily from a contractual agreement with a local government taxing authority through 2032 related to the Liquefaction Project. In 2017, DCPI acquired $19.7 million of intangible assets, primarily representing right-of-use assets at Cove Point, which have an estimated weighted-average amortization period of approximately eleven years. The components of intangible assets are as follows:

At December 31,	2018		2017
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
(millions)
Software, licenses and other	$95.3	$37.3	$70.0	$34.9

Annual amortization expense for these intangible assets is estimated to be as follows:

	2019	2020	2021	2022	2023
(millions)
	$2.7	$2.7	$2.6	$2.5	$2.0

NOTE 12. REGULATORY ASSETS AND LIABILITIES

Regulatory assets and liabilities include the following:

At December 31,	2018	2017
(millions)
Regulatory assets:
Unrecovered gas costs(1)	$0.5	$11.7
Interest rate hedges(2)	0.7	0.7
Cost of reacquired debt(3)	0.5	—
Other	3.7	2.1

Regulatory assets-current	5.4	14.5

Income taxes recoverable through future rates(4)	2.5	2.8
Interest rate hedges(2)	32.7	33.3
Cost of reacquired debt(3)	0.5	1.3
Other	0.4	3.1

Regulatory assets-noncurrent	36.1	40.5

Total regulatory assets	$41.5	$55.0

Regulatory liabilities:
Overrecovered gas costs(1)	$6.9	$4.8
Customer bankruptcy settlement(5)	2.8	2.8
Provision for future cost of removal and AROs(6)	4.2	2.3
Other	1.6	4.1

Regulatory liabilities-current(7)	15.5	14.0

Income taxes refundable through future rates(8)	103.1	106.3
Provision for future cost of removal and AROs(6)	101.7	101.8
Unrecognized other postretirement benefit costs(9)	14.3	12.8
Customer bankruptcy settlement(5)	11.9	14.8
Other	3.3	1.7

Regulatory liabilities-noncurrent	234.3	237.4

Total regulatory liabilities	$249.8	$251.4

(1)	Reflects unrecovered/overrecovered gas costs, which are subject to annual filings with FERC.
(2)

Reflects interest rate cash flow hedges recoverable from customers. Dominion Energy Questar Pipeline entered into forward starting swaps totaling $150.0 million in the second and third quarters of 2011 in anticipation of issuing $180.0 million of notes in December 2011. Settlement of these swaps required payments of $37.3 million in the fourth quarter of 2011 because of declines in interest rates. These swaps qualified as cash flow hedges and the settlement payments are being amortized to interest expense over the 30-year life of the debt.

(3)

Represents charges incurred on the reacquisition of debt by Dominion Energy Questar Pipeline that are deferred and amortized as interest expense over the would-be remaining life of the reacquired debt. The reacquired debt costs had a weighted-average life of approximately 2.1 years at December 31, 2018.

(4)

Amounts to be recovered through future rates to pay income taxes that become payable by unitholders when rate revenue is provided to recover AFUDC equity when such amounts are recovered through book depreciation.

(5)	Represents the balance of proceeds from the monetization of a bankruptcy claim acquired as part of the DECG Acquisition, which is being amortized into operating revenue through February 2024.
(6)	Rates charged to customers include a provision for the cost of future activities to remove assets that are expected to be incurred at the time of retirement.
(7)	Current regulatory liabilities are presented in other current liabilities in DCPI Consolidated Balance Sheets.
(8)

Amounts recorded to pass the effect of reduced income tax rates from the 2017 Tax Reform Act to customers in future periods, which will reverse at the weighted average tax rate that was used to build the reserves over the remaining book life of the property.

(9)	Reflects a regulatory liability for the collection of postretirement benefit costs allowed in rates in excess of expenses incurred at Dominion Energy Questar Pipeline.

At December 31, 2018 and 2017, approximately $38.5 million and $51.7 million, respectively, of regulatory assets represented past expenditures on which DCPI does not currently earn a return. With the exception of regulatory assets related to interest rate hedges and reacquired debt, these expenditures are expected to be recovered within two years.

NOTE 13. REGULATORY MATTERS

FERC regulates the transportation and sale for resale of natural gas in interstate commerce under the NGA and the Natural Gas Policy Act of 1978, as amended. Under the NGA, FERC has authority over rates, terms and conditions of services performed by Cove Point, DECG and Dominion Energy Questar Pipeline. FERC also has jurisdiction over siting, construction and operation of natural gas import and export facilities and interstate natural gas pipeline facilities.

2017 Tax Reform Act

In March 2018, FERC announced actions to address the income tax allowance component of regulated entities’ cost-of-service rates as a result of the 2017 Tax Reform Act. FERC required all interstate natural gas pipelines to make a one-time informational filing with FERC to provide financial information to allow FERC and other interested parties to analyze the impacts of the changes in tax law. The actions also included the reversal of FERC’s policy allowing MLPs to recover an income tax allowance in cost-of-service rates and requiring other pass-through entities to justify the inclusion of an income tax allowance.

In July 2018, FERC issued a final rule adopting and modifying the procedures for determining whether jurisdictional natural gas pipelines may be collecting unjust and unreasonable rates in light of the reduction in the corporate income tax rate. Specifically, this final rule does not require MLPs to eliminate their income tax allowances when completing the informational filing, and allows entities that are wholly-owned by corporations to include an income tax allowance.

During 2018, Dominion Energy’s FERC-regulated pipelines, including those accounted for as equity method investments, filed the Form 501-G with FERC. Dominion Energy Overthrust Pipeline, LLC, White River Hub, Dominion Energy Questar Pipeline, DECG, Cove Point and Iroquois have reached resolution through a FERC waiver or FERC terminating the 501-G proceeding, or through settlement, which did not result in a material impact to results of operations, financial condition and/or cash flows of DCPI.

Other Regulatory Matters

In March 2018, Overthrust received notice that FERC initiated an investigation under Section 5 of the NGA to determine whether its rates charged to customers are “just and reasonable.” In October 2018, Overthrust filed a proposed stipulation and settlement agreement resolving all issues in this proceeding. Under the terms of the settlement agreement, Overthrust’s rates effective 2019 would result in a decrease to annual revenues and depreciation expense of approximately $3.1 million and $6.7 million, respectively, and Overthrust would be subject to a rate moratorium through April 2021. FERC accepted these changes effective January 1, 2019.

In March 2018, Cove Point submitted its annual electric power cost adjustment to FERC requesting approval to recover $30.0 million. FERC approved the adjustment in March 2018. In February 2019, Cove Point submitted its annual electric power cost adjustment to FERC requesting approval to recover $23.8 million. FERC approved the adjustment in March 2019.

In June 2015, Cove Point executed two binding precedent agreements for the approximately $150 million Eastern Market Access Project. In January 2018, Cove Point received FERC authorization to construct and operate the project facilities. In October 2018, Cove Point announced it was evaluating alternatives to a proposed Charles County, Maryland compressor station that was initially part of this project and in December 2018, after working with project customers for alternative solutions, decided not to pursue further construction at this location resulting in a revised project estimate of approximately $45 million and a write-off of $36.6 million recorded within impairment of assets and related charges in DCPI’s Statement of Income. In May 2019, Cove Point filed an application for an amendment to vacate its FERC authorization for the Charles County, Maryland compressor station and revised project scope. In August 2019, Cove Point received FERC authorization and commenced commercial operations in September 2019.

In September 2014, FERC issued an order granting authorization for Cove Point to construct, modify and operate the Liquefaction Project at the Cove Point facility, which enables the facility to liquefy domestically-produced natural gas and export it as LNG. In March 2018, Cove Point received FERC authorization to commence service of the Liquefaction Project, which commenced commercial operations in April 2018.

Two parties have separately filed petitions for review of the FERC order in the U.S. Court of Appeals for the D.C. Circuit, which petitions were consolidated. In July 2016, the court denied one party’s petition for review of the FERC order authorizing the Liquefaction Project. The court also issued a decision remanding the other party’s petition for review of the FERC order to FERC for further explanation of how FERC’s decision that a previous transaction with an existing import shipper was not unduly discriminatory. In September 2017, FERC issued its order on remand from the U.S. Court of Appeals for the D.C. Circuit, and reaffirmed its rulings in its prior orders that Cove Point did not violate the prohibition against undue discrimination by agreeing to a capacity reduction and early contract termination with the existing import shipper. In October 2017, the party filed a request for rehearing of the FERC order on remand. In August 2018, FERC issued its rehearing order affirming and clarifying its previous orders. No appeals were filed and FERC’s orders are final and no longer subject to further review.

In November 2016, pursuant to the terms of a previous settlement, Cove Point filed a general rate case for its FERC-jurisdictional services, with 23 proposed rates to be effective January 1, 2017. Cove Point proposed an annual cost-of-service of approximately $140 million. In December 2016, FERC accepted a January 1, 2017 effective date for all proposed rates but five which were suspended to be effective June 1, 2017. Under the terms of the settlement agreement filed by Cove Point in August 2017 and approved by FERC in November 2017, Cove Point’s rates effective October 2017 result in decreases to annual revenues and depreciation expense of approximately $17.7 million and $3.0 million, respectively, compared to the rates in effect through December 2016. Also, under the terms of the settlement agreement, the Import Shippers’ responsibility for costs incurred for any LNG cooling quantities received prior to March 2018 was reduced to approximately half of such amounts incurred. Upon operational commencement of the Liquefaction Project in April 2018, the Import Shippers are responsible for costs incurred on certain LNG cooling quantities. As Cove Point’s contracts with the Export Customers contain similar cost recovery mechanisms, any LNG cooling quantities procured will be financially neutral to Cove Point following operational commencement of the Liquefaction Project.

In December 2018, the Import Shippers filed a complaint with FERC challenging Cove Point’s application of the fuel retainage provisions of its tariff during the period January 1, 2017 to April 8, 2018. The Import Shippers argued that the assessed fuel retainage resulted in an unlawful subsidy of the Liquefaction Project by import services, and were seeking approximately 1.4 million Dth of LNG or natural gas in relief. In March 2019, FERC denied the Import Shippers’ complaint. In April 2019, the Import Shippers filed a request for rehearing with FERC, and in August 2019, FERC issued an order denying the request for rehearing. Cove Point is currently unable to predict if this matter will be appealed or the outcome of any appeal; however, an adverse ruling could impact its financial condition and or/cash flows

NOTE 14. ASSET RETIREMENT OBLIGATIONS

AROs represent obligations that result from laws, statutes, contracts and regulations related to the eventual retirement of certain of DCPI’s long-lived assets. DCPI’s AROs primarily represent the cost associated with the legal obligation to cap and purge underground transmission pipe and the interim retirement of natural gas transmission pipeline components.

The changes to AROs during 2017 and 2018 are as follows:

Amount
(millions)
AROs at December 31, 2016	$30.2

Obligations incurred during the period	0.3
Obligations settled during the period	(0.8)
Accretion	1.4

AROs at December 31, 2017(1)(2)	$31.1

Obligations incurred during the period	0.1
Obligations settled during the period	(3.1)
Accretion	1.4

AROs at December 31, 2018(1)(2)	$29.5

(1)	Includes $0.9 million and $0.6 million reported in other current liabilities at both December 31, 2017 and 2018, respectively.
(2)	Includes $30.2 million and $28.9 million reported in other deferred credits and other liabilities at both December 31, 2017 and 2018, respectively.

Under the terms of the 2005 Agreement, Cove Point would be responsible for certain onshore and offshore site restoration activities at the Cove Point site only if it voluntarily tenders title according to the terms of this agreement. As Cove Point is permitted to operate the Cove Point LNG Facility for an indefinite time period and currently has no plans to voluntarily tender title, Cove Point does not have sufficient information to determine a reasonable range of settlement dates for decommissioning and therefore has not recorded an ARO.

DCPI has also identified, but not recognized, AROs related to the retirement of Dominion Energy Questar Pipeline’s storage wells in its underground natural gas storage network as it currently does not have sufficient information to estimate a reasonable range of expected retirement dates for these assets since the economic lives of these assets can be extended indefinitely through regular repair and maintenance. DCPI currently does not have any plans to retire or dispose of these assets. As a result, a settlement date is not determinable for these assets and AROs will not be reflected in the Consolidated Financial Statements until sufficient information becomes available to determine a reasonable estimate of the fair value of the activities to be performed. DCPI continues to monitor operational and strategic developments to identify if sufficient information exists to reasonably estimate a retirement date for these assets.

NOTE 15. VARIABLE INTEREST ENTITIES

The primary beneficiary of a VIE is required to consolidate the VIE and to disclose certain information about its significant variable interests in the VIE. The primary beneficiary of a VIE is the entity that has both: (1) the power to direct the activities that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses or receive benefits from the entity that could potentially be significant to the VIE.

Dominion Midstream

At December 31, 2018, DCPI owned the general partner and 55.7% of the Common Units in Dominion Energy Midstream, which owned a preferred equity interest and the general partner interest in Cove Point. In January 2019, DCPI acquired all outstanding partnership interests not held by Dominion Energy. DCPI previously concluded that Dominion Energy Midstream was a VIE due to the limited partners lacking the characteristics of a controlling financial interest. DCPI was the primary beneficiary of Dominion Energy Midstream and Dominion Energy Midstream was the primary beneficiary of Cove Point as they had the power to direct the activities that most significantly impact their economic performance as well as to absorb losses and benefits which could be significant to them.

DES, DECGS and DEQPS

DES provides accounting, legal, finance and certain administrative and technical services to all Dominion Energy subsidiaries, including DCPI and its consolidated entities, as a subsidiary service company. From time to time, DCPI, as general partner, will request that DES provide, and reimburse DES for the cost of providing, such administrative, management and other services as it deems necessary or appropriate for operations of its consolidated entities. For the years ended December 31, 2018, 2017 and 2016, these costs of these purchased shared services were $38.5 million, $31.5 million and $27.2 million, respectively.

In connection with Dominion’s acquisition of DECG, DECG entered into services agreements beginning February 1, 2015 with DES, for similar services as described above, and with DECGS, which provides marketing and operational services to Dominion Energy and its subsidiaries as a subsidiary service company. For the years ended December 31, 2018, 2017 and 2016, these costs of these purchased shared services from DECGS were $16.1 million, $13.8 million and $15.7 million, respectively.

Additionally, in connection with Dominion Energy Midstream’s acquisition of Dominion Energy Questar Pipeline, Dominion Energy Questar Pipeline entered into service agreements effective November 16, 2016 with DEQPS and transferred its employees and employee-related assets and liabilities via an equity contribution of $37.0 million. DEQPS provides marketing and operational services to Dominion Energy and its subsidiaries as a subsidiary service company. Dominion Energy Questar Pipeline entered into a service agreement effective January 1, 2018 with DES to provide administrative, management and other services. For the years ended December 31, 2018, 2017 and 2016, these costs of these purchased shared services from DEQPS were $29.3 million, $31.1 million and $2.3 million, respectively.

The Consolidated Balance Sheets at December 31, 2018 and 2017 include amounts due from DCPI to DES, DECGS and DEQPS of approximately $22.9 million and $12.0 million, respectively.

DCPI determined that neither it nor any of its consolidated entities is the primary beneficiary of DES, DECGS or DEQPS, as neither it nor any of its consolidated entities has both the power to direct the activities that most significantly impact their economic performance as well as the obligation to absorb losses and benefits which could be significant to them. Neither DCPI nor any of its consolidated entities have no obligation to absorb more than its allocated share of DES, DECGS or DEQPS costs.

NOTE 16. CREDIT FACILITY

In March 2018, Dominion Energy Midstream entered into a $500.0 million revolving credit facility with certain third party lenders to replace the existing $300.0 million credit facility with Dominion Energy, which was terminated in May 2018. See Note 22 for further information. The credit facility matures in March 2021, bears interest at a variable rate, and can be used to support bank borrowings and the issuance of commercial paper, as well as to support up to $250.0 million of letters of credit. Borrowings under the credit facility were used primarily to fund capital expenditures and repay the outstanding balance on the terminated Dominion Energy credit facility. At December 31, 2018, Dominion Energy Midstream had $73.0 million outstanding on this credit facility. The weighted-average interest rate of this borrowing was 3.55% at December 31, 2018. In February 2019, Dominion Energy Midstream terminated the facility subsequent to repaying the outstanding balance, plus accrued interest.

NOTE 17. LONG-TERM DEBT

At December 31,	2018 Weighted- average Coupon(1)	2018	2017
(millions, except percentages)
Term loans, variable rate, due 2019 and 2021(2)(3)	4.13%	$3,300.0	$300.0
Revolving credit agreement, variable rate, due 2021(3)	3.55%	$73.0	$—
Unsecured senior and medium-term notes, 5.83% and 6.48%, due in 2018(4)		—	255.0
Unsecured senior notes, 3.53% to 4.875%, due 2028 to 2041(4)	4.23%	430.0	180.0

Total principal		3,803.0	735.0

Securities due within one year(3)(5)	3.60%	(300.0)	(5.0)
Credit facility borrowings(3)		(73.0)	—
Unamortized debt issuance costs		(17.5)	(4.3)

Total long-term debt		$3,412.5	$725.7

(1)	Represents weighted-average coupon rates for debt outstanding at December 31, 2018.
(2)	Includes debt obligations of Cove Point that are secured by DCPI’s common equity interest in Cove Point.
(3)

In February 2019, Dominion Energy Midstream repaid its $300 million variable rate term loan due in December 2019 and terminated the credit facility due March 2021 subsequent to repaying the $73 million outstanding balances. As such, credit facility borrowings are presented within securities due within one year in DCPI’s Consolidated Balance Sheets at December 31, 2018.

(4)	Represents debt acquired by Dominion Energy Midstream as a result of the Dominion Energy Questar Pipeline Acquisition.
(5)

2017 excludes $250.0 million of Dominion Energy Questar Pipeline’s senior notes that matured in February 2018 using proceeds from the January 2018 issuance, through private placements, of $100.0 million of 3.53% senior notes and $150.0 million of 3.91% senior notes that mature in 2028 and 2038, respectively.

Based on stated maturity dates, the scheduled principal payments of long-term debt at December 31, 2018, were as follows:

	2019	2020	2021	2022	2023	Thereafter	Total
(millions, except percentages)
Term loans(1)	$300.0	$—	$3,000.0	$—	$—	$—	$3,300.0
Unsecured senior and medium-term notes	—	—	—	—	—	430.0	430.0
Credit facility borrowings(1)	—	—	73.0	—	—	—	73.0

Total	$300.0	$—	$3,073.0	$—	$—	$430.0	$3,803.0

Weighted-average coupon	3.60%		4.16%			4.23%

(1)

In February 2019, Dominion Energy Midstream repaid its $300 million variable rate term loan due in December 2019 and terminated the credit facility due March 2021 subsequent to repaying the $73 million outstanding balances. As such, credit facility borrowings are presented within securities due within one year in DCPI’s Consolidated Balance Sheets at December 31, 2018.

Covenants of Term Loan Agreement

Under the terms of the term loan, Cove Point is restricted from issuing additional debt, divesting the Cove Point LNG Facility, paying distributions on its common equity interests or taking certain other actions without necessary approvals. Cove Point loaned the net proceeds to Dominion Energy in exchange for a promissory note, as described in Note 22.

NOTE 18. EMPLOYEE BENEFIT PLANS

Defined Benefit Plans

Cove Point participates in retirement benefit plans sponsored by Dominion Energy, which provide certain retirement benefits to eligible active employees, retirees and qualifying dependents of Cove Point. Under the terms of its benefit plans, Dominion Energy reserves the right to change, modify or terminate the plans. From time to time in the past, benefits have changed, and some of these changes have reduced benefits.

Pension benefits for Cove Point employees are covered by the Dominion Energy Pension Plan, a defined benefit pension plan sponsored by Dominion Energy that provides benefits to multiple Dominion Energy subsidiaries. Retirement benefits payable are based primarily on years of service, age and the employee’s compensation. As a participating employer, Cove Point is subject to Dominion Energy’s funding policy, which is to contribute annually an amount that is in accordance with the provisions of ERISA. During 2018, Cove Point made no contributions to the Dominion Energy Pension Plan, and no contributions to this plan are currently expected in 2019. Net periodic pension cost related to this plan was $3.0 million, $2.0 million and $1.2 million in 2018, 2017 and 2016, respectively, recorded in other operations and maintenance expense in the Consolidated Statements of Income. The funded status of various Dominion Energy subsidiary groups and employee compensation are the basis for determining the share of total pension costs for participating Dominion Energy subsidiaries. At December 31, 2018 and 2017, amounts due to Dominion Energy associated with this plan, were $11.2 million and $8.2 million, respectively, recorded in other deferred credits and other liabilities on the Consolidated Balance Sheets.

Retiree healthcare and life insurance benefits for Cove Point employees are covered by the Dominion Energy Retiree Health and Welfare Plan, a plan sponsored by Dominion Energy that provides certain retiree healthcare and life insurance benefits to multiple Dominion Energy subsidiaries. Annual employee premiums are based on several factors such as age, retirement date and years of service. Net periodic benefit (credit) cost related to this plan was $(0.9) million, $(0.7) million and $(0.4) million, respectively, for 2018, 2017 and 2016, recorded in other operations and maintenance expense in the Consolidated Statements of Income. Employee headcount is the basis for determining the share of total other postretirement benefit costs for participating Dominion Energy subsidiaries. At December 31, 2018 and 2017, amounts owed to Cove Point associated with this plan were $3.4 million and $2.2 million, respectively, recorded in other deferred charges and other assets on the Consolidated Balance Sheets.

Dominion Energy holds investments in trusts to fund employee benefit payments for the pension and other postretirement benefit plans in which Cove Point’s employees participate. Any investment-related declines in these trusts will result in future increases in the net periodic cost recognized for such employee benefit plans and will be included in the determination of the amount of cash that Cove Point will provide to Dominion Energy for its share of employee benefit plan contributions.

Defined Contribution Plans

Cove Point also participates in Dominion Energy-sponsored defined contribution employee savings plans that cover multiple Dominion Energy subsidiaries. Cove Point recognized $0.7 million, $0.5 million and $0.4 million of expense in other operations and maintenance expense in the Consolidated Statements of Income in 2018, 2017 and 2016, respectively, as employer matching contributions to these plans.

NOTE 19. CPCN OBLIGATION

In April 2013, Cove Point filed an application with the Maryland Commission requesting authorization to construct a generating station in connection with the Liquefaction Project. In May 2014, the Maryland Commission granted the CPCN authorizing the construction of such generating station. The CPCN obligates Cove Point to make payments totaling approximately $48.0 million. These payments consist of $40.0 million to the SEIF over a five-year period beginning in 2015 and $8.0 million to Maryland low income energy assistance programs over a twenty-year period which began in 2018. In December 2014, upon receipt of applicable approvals to commence construction of the generating station, DCPI recorded the present value of the obligation as an increase to property, plant and equipment and a corresponding liability for these future payments using an effective interest rate of 1.9%.

In August 2017, Cove Point submitted an application to amend the CPCN to make necessary updates, which was approved by the Maryland Commission in February 2018.

NOTE 20. COMMITMENTS AND CONTINGENCIES

As a result of issues generated in the ordinary course of business, DCPI is involved in legal proceedings before various courts and is periodically subject to governmental examinations (including by FERC), inquiries and investigations. Certain legal proceedings and governmental examinations involve demands for unspecified amounts of damages, are in an initial procedural phase, involve uncertainty as to the outcome of pending appeals or motions, or involve significant factual issues that need to be resolved, such that it is not possible for DCPI to estimate a range of possible loss. For such matters that DCPI cannot estimate, a statement to this effect is made in the description of the matter. Other matters may have progressed sufficiently through the litigation or investigative processes such that DCPI is able to estimate a range of possible loss. For legal proceedings and governmental examinations for which DCPI is able to reasonably estimate a range of possible losses, an estimated range of possible loss is provided, in excess of the accrued liability (if any) for such matters. Estimated ranges of loss are inclusive of legal fees and net of any anticipated insurance recoveries. Any estimated range is based on currently available information and involves elements of judgment and significant uncertainties. Any accrued liability is recorded on a gross basis with a receivable also recorded for any probable insurance recoveries. Any estimated range of possible loss may not represent DCPI’s maximum possible loss exposure. The circumstances of such legal proceedings and governmental examinations will change from time to time and actual results may vary significantly from the current estimate.

Cove Point Natural Heritage Trust

Under the terms of the 2005 Agreement, Cove Point is required to make an annual contribution to the Cove Point Natural Heritage Trust, an affiliated non-profit trust focused on the preservation and protection of ecologically sensitive sites at or near Cove Point, of $0.3 million for each year the facility is in operation. These annual payments are recorded in other operations and maintenance expense in the Consolidated Statements of Income. If Cove Point voluntarily tenders title according to the terms of this agreement, no contributions are required. There are no current plans to voluntarily tender title to the Cove Point site.

Surety Bonds

At December 31, 2018, DCPI had purchased $8.7 million of surety bonds, including $6.1 million held by Cove Point. Under the terms of surety bonds, DCPI is obligated to indemnify the respective surety bond company for any amounts paid.

Lease Commitments

DCPI leases various facilities, vehicles and equipment under operating lease arrangements, the majority of which include terms of one year or less, require payments on a monthly or annual basis and can be canceled at any time. Rental expense for DCPI totaled $2.9 million, $1.8 million and $3.2 million for the years ended December 31, 2018, 2017 and 2016, respectively. The majority of rent expense is included within other operations and maintenance expense in the Consolidated Statements of Income.

NOTE 21. CREDIT RISK

Credit risk is the risk of financial loss if counterparties fail to perform their contractual obligations. In order to minimize overall credit risk, credit policies are maintained, including the evaluation of counterparty financial condition. In addition, counterparties may make available collateral, including letters of credit, payment guarantees, or cash deposits.

Upon the Liquefaction Project commencing commercial operations in April 2018, the majority of Cove Point’s revenue and earnings are expected to be generated from annual reservation payments under certain terminalling, storage and transportation contracts with the Export Customers. If such agreements were terminated and Cove Point was unable to replace such agreements on comparable terms, there could be a material impact on results of operations, financial condition and/or cash flows.

DCPI provides service to approximately 160 customers, including the Export Customers, Storage Customers, marketers or end users, power generators, utilities and the Import Shippers. The Export Customers comprised approximately 51% of the total operating revenues for the year ended December 31, 2018. The two largest customers comprised approximately 27% of the total transportation and storage revenues for the year ended December 31, 2017, with DCPI’s largest customer, an affiliate, representing approximately 16% of such amount during the period. The two largest customers comprised approximately 57% of the total transportation and storage revenues for the years ended December 31, 2016, with DCPI ‘s largest customer representing approximately 44% of such amount during the period.

DCPI maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends and other information. At December 31, 2018 and 2017, the provision for credit losses was $0.3 million and $0.2 million. Management believes, based on credit policies and the December 31, 2018 provision for credit losses, that it is unlikely that a material adverse effect on financial position, results of operations or cash flows would occur as a result of counterparty nonperformance.

NOTE 22. RELATED-PARTY TRANSACTIONS

DCPI engages in related-party transactions primarily with other Dominion Energy subsidiaries (affiliates). DCPI’s receivable and payable balances with affiliates are settled based on contractual terms or on a monthly basis, depending on the nature of the underlying transactions. Cove Point participates in certain Dominion Energy benefit plans as described in Note 18. Transactions related to the Dominion Energy Questar Pipeline Acquisition are described in Note 3. A discussion of the remaining significant related party transactions follows.

Transactions with Affiliates

DES provides accounting, legal, finance and certain administrative and technical services to DCPI consolidated entities and DECGS and DEQPS provide marketing and operational services to certain DCPI consolidated entities. Refer to Note 15 for further information.

For the year ended December 31, 2016, DECG reimbursed Dominion Energy a total of $1.5 million for costs incurred related to Dominion Energy’s transition services agreement with SCANA to provide administrative functions related to DECG.

DCPI provides transportation and other services to affiliates and affiliates provide goods and services to DCPI.

Affiliated transactions are presented below:

Year Ended December 31,	2018	2017	2016
(millions)
Sales of natural gas transportation and storage services to affiliates	$76.5	$82.6	$25.9
Services provided to affiliates	0.7	2.3	1.1
Purchased gas from affiliates	—	7.3	2.4
Goods and services provided by affiliates to DCPI. (1)	97.9	96.5	62.1

(1)	Includes $15.8 million, $23.8 million and $28.3 million of capitalized expenditures in 2018, 2017 and 2016, respectively.

Intercompany Revolving Credit Agreements with Dominion Energy

DCPI’s borrowings under various IRCAs with Dominion Energy and subsidiaries totaled $2.9 billion and $2.7 billion as of December 31, 2018 and 2017, respectively. The weighted-average interest rate for these borrowings was 3.43% and 3.45% at December 31, 2018 and 2017, respectively. Interest charges related to DCPI’s total borrowings from Dominion Energy and subsidiaries totaled $95.9 million, $82.1 million and $46.9 million for the years ended December 31, 2018, 2017 and 2016, respectively. Outstanding borrowings are presented within current liabilities as such amounts could become payable on demand after a 90-day termination notice provided by either party. No such notice has been provided through the date the financial statements were available to be issued. DCPI participates in a centralized money pool with other Dominion Energy subsidiaries. During 2017 and 2016, the interest earned on those advances was $0.8 million and $1.1 million, respectively. The weighted-average interest rate earned was 3.45% for both December 31, 2017 and 2016.

In connection with the initial public offering of Common Units, Dominion Energy Midstream entered into a credit facility with Dominion Energy with a borrowing capacity of $300 million. At December 31, 2017, $26.4 million was outstanding against the credit facility. Interest charges related to Dominion Energy Midstream’s borrowings against the facility were $0.5 million, $1.7 million and $0.4 million for the years ended December 31, 2018, 2017 and 2016, respectively. The weighted-average interest rate of these borrowings was 3.64% and 2.84% at December 31, 2018 and 2017, respectively. In April and May 2018, Dominion Energy Midstream repaid $73.0 million, representing all of the outstanding principal plus interest. In May 2018, Dominion Energy Midstream provided notice to Dominion Energy for termination of the credit facility. Dominion Energy waived the 90-day notice requirement and termination was effective immediately.

In March 2018, Cove Point entered into a $50.0 million intercompany revolving credit agreement with Dominion Energy, which matures in March 2019 and bears interest at a variable rate, for the purpose of funding items other than capital expenditures. There was no outstanding balance under this credit agreement at December 31, 2018. Interest charges related to Cove Point’s borrowings under the credit agreement were $0.2 million for the year ended December 31, 2018.

Promissory Note Payable to Dominion Energy

In 2016, in connection with the acquisition of Dominion Energy Questar Pipeline discussed in Note3, Dominion Energy Midstream repaid the outstanding $300.8 million senior unsecured promissory note payable to Dominion Energy. Interest charges related to Dominion Energy Midstream’s borrowing were $1.7 million for year ended December 31, 2016. The weighted-average interest rate for this borrowing was 0.6%.

Promissory Note Receivable from Dominion Energy

In 2018, in connection with the closing of a $3.0 billion term loan discussed in Note 17, DCPI loaned Dominion Energy $3.0 billion in exchange for a promissory note. The promissory note has an annual interest rate of 3.6% which is payable quarterly and matures in 2021. Interest income related to Dominion Energy’s borrowing was $21.0 million for the year ended December 31, 2018, presented in other income in the Consolidated Statements of Income and accrued interest was $0.3 million at December 31, 2018, presented in affiliated receivables in the Consolidated Balance Sheets.

Income Taxes

DCPI is included in Dominion Energy’s consolidated federal income tax return and, where applicable, combined income tax returns for Dominion Energy are filed in various states.

Dominion Energy Questar Pipeline participated in Dominion Energy’s intercompany tax sharing agreement prior to Dominion Energy Midstream’s acquisition of Dominion Energy Questar Pipeline. In 2016, Dominion Energy Questar Pipeline settled $282.5 million of income taxes payable and deferred income taxes. These settlements are reflected as equity transactions in DCPI’s Consolidated Financial Statements. Dominion Energy Questar Pipeline’s participation in this tax sharing agreement was terminated in 2016 in connection with the Dominion Energy Questar Pipeline Acquisition.

Unbilled Revenue

Affiliated receivables at both December 31, 2018 and 2017 included $7.0 million of accrued unbilled revenue based on estimated amounts of services provided but not yet billed to affiliates.

Natural Gas Imbalances

DCPI maintains natural gas imbalances with affiliates. The imbalances with affiliates are provided below:

Year Ended December 31,	2018	2017
(millions)
Imbalances payable to affiliates(1)	$2.4	$1.7
Imbalances receivable from affiliates	8.4	—

(1)	Recorded in other current liabilities in the Consolidated Balance Sheets.

Contributions from Dominion Energy

For the years ended December 31, 2018 and 2017, Dominion Energy contributed $25.8 million and $32.8 million, respectively to DCPI. These contributions primarily represent funding property tax and related payments and funding for capital expenditures related to the Liquefaction Project.

Distributions to Dominion Energy

For the years ended December 31, 2018 and 2017, DCPI distributed $153.7 million and $10.5 million, respectively to Dominion Energy. Until the Liquefaction Project was completed, Cove Point was prohibited from making a distribution on its common equity interests unless it had a distribution reserve sufficient to pay two quarters of the Preferred Return Distributions. Following the commencement of commercial operations of the Liquefaction Project in April 2018, Cove Point is generating sufficient cash flows from operations and undistributed Net Operating Income to pay the Preferred Return Distributions.

NOTE 23. SUBSEQUENT EVENTS

DCPI has evaluated subsequent events through the date that these financial statements were available to be issued on September 11, 2019.